PRESSRELEASE www.HelixESG.com

Helix Energy Solutions Group, Inc. •  400 N. Sam Houston Parkway E., Suite 400  •  Houston, TX  77060-3500  • 281-618-0400  •  fax: 281-618-0505

For Immediate Release                                                                                                                                                     09-017

    Contact:                                Tony Tripodo

Date:                      July 29, 2009                                                                             Title:                                Chief Financial Officer

Helix Reports Second Quarter 2009 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (NYSE: HLX) reported net income of $100.2 million or $0.94 per diluted share, for the second quarter of 2009 compared with net income of $89.7 million, or $0.93 per diluted share, for the same period in 2008, and net income of $53.5 million, or $0.50 per diluted share, in the first quarter of 2009.  Net income for the six months ended June 30, 2009 was $153.7 million, or $1.44 per diluted share, compared with $162.7 million, or $1.70 per diluted share, for the six months ended June 30, 2008.

Second quarter 2009 results included the following items on a pre-tax basis:

·	A $59.4 million gain from sale of 24.2 million shares of Cal Dive common stock, reducing our remaining interest in Cal Dive to approximately 26%.

·
A $43.0 million net gain associated with insurance recoveries in connection with damage caused by Hurricane Ike in September 2008, which reflected net proceeds of $102.6 million, offset by hurricane-related expenses, impairments and additional asset retirement costs. Since September 2008, the Company has incurred expenses related to Hurricane Ike totaling $138.9 million offset by $128.2 million of insurance recoveries, resulting in a loss of $10.7 million.  The Company expects to utilize the remaining insurance proceeds over the near term to complete repairs and necessary abandonment operations for certain fields.

·	A reduction of $11.5 million in the carrying values of certain oil and gas properties due primarily to reserve revisions.

·	An $8.8 million gain from the sale of Helix RDS, our former reservoir consulting business.

The impact of these four items in the second quarter, net of income taxes, was $0.63 per diluted share.

In addition, second quarter results excluded $34.7 million of realized gains associated with the cash settlement of natural gas contracts that were previously recognized as an unrealized gain in the first quarter of 2009.

Second quarter 2008 results included pre-tax gains of $18.6 million, or $0.10 per diluted share, on asset sales of oil and gas properties.

Owen Kratz, President and Chief Executive Officer of Helix, stated, “The Company made significant progress in the second quarter in both reducing debt and enhancing liquidity. In the first half of 2009, net debt decreased by $703 million from year end 2008 levels. The sell down of part of our interest in Cal Dive, generation of operating cash flows and the receipt of hurricane related insurance proceeds contributed to our improved balance sheet position. We remain focused on making further balance sheet improvements and selling down non-core assets. Our strengthened liquidity position allows us to take a measured approach in assessing divestiture alternatives while at the same time focusing on making sound investments for the long term.”

Summary of Results (1) (2)

(in thousands, except per share amounts and percentages, unaudited)

	Quarter Ended			Six Months Ended
	June 30		March 31	June 30
	2009	2008	2009	2009	2008
Revenues(3)	$494,639	$530,130	$570,975	$1,065,614	$971,899

Gross Profit:
Operating (3)	$200,312	$190,857	$161,686	$361,998	$328,051
	40%	36%	28%	34%	34%
Oil and Gas Impairments (4), (5)	(63,073)	(305)	-	(63,073)	(17,028)

Exploration Expense	(1,483)	(1,474)	(476)	(1,959)	(3,362)
Total	$135,756	$189,078	$161,210	$296,966	$307,661

Net Income Applicable to Common Shareholders	$100,219	$89,651	$53,450	$153,669	$162,735

Diluted Earnings Per Share	$0.94	$0.93	$0.50	$1.44	$1.70

Adjusted EBITDAX (6)	$147,909	$196,204	$245,305	$393,214	$360,910

(1) Results of Helix RDS Limited, our former reservoir consulting business, included as discontinued operations for all periods presented in our comparative condensed consolidated statements of operations.

(2) Results of Cal Dive, our Shelf Contracting business, were consolidated through June 10, 2009, at which time our ownership interest dropped below 50%; thereafter, our remaining interest is accounted for under the equity method of accounting.

(3) Included insurance recoveries of $102.6 million offset by hurricane-related costs of $8.1 million in the second quarter of 2009.  Included $73.5 million from the reversal of prior years’ accruals associated with disputed oil and gas royalties based on a favorable court decision in the first quarter of 2009.

(4) Second quarter 2009 oil and gas impairments included $51.5 million of additional asset retirement and impairment costs resulting from Hurricane Ike.

(5) Second quarter 2009 oil and gas impairments included $11.5 million in the reduction of the carrying values of certain oil and gas properties due to reserve revisions.  First quarter 2008 results included oil and gas impairments related primarily to the unsuccessful Devil’s Island development well.

(6) Non-GAAP measure.  See reconciliation attached hereto.

Segment Information, Operational and Financial Highlights (1)
(in thousands, unaudited)
	Three Months Ended
	June 30,		March 31,
	2009	2008	2009
Revenues:
Contracting Services	$239,476	$217,943	$230,855
Shelf Contracting (2)	197,656	171,970	207,053
Production Facilities	5,472	-	-
Oil and Gas (3)	89,992	194,161	160,181
Intercompany Eliminations	(37,957)	(53,944)	(27,114)
Total	$494,639	$530,130	$570,975

Income (Loss) from Operations:
Contracting Services	$23,383	$36,312	$29,229
Shelf Contracting (2)	38,145	29,498	20,932
Production Facilities	(1,018)	(156)	(134)
Oil and Gas (3)	103,380	105,981	71,050
Gain on Oil and Gas DerivativeCommodity Contracts	4,121	-	74,609
Oil and Gas Impairments (4), (5)	(63,073)	(305)	-
Exploration Expense	(1,483)	(1,474)	(476)
Intercompany Eliminations	(1,631)	(4,221)	(290)
Total	$101,824	$165,635	$194,920
Equity in Earnings of Equity Investments	$6,264	$6,155	$7,503

(1)
Results of Helix RDS Limited, our former reservoir consulting business, were included as discontinued operations for all periods presented in our comparative condensed consolidated statements of operations.

(2)
Results of Cal Dive, our Shelf Contracting business, were consolidated through June 10, 2009, at which time our ownership interest dropped below 50%; thereafter, our remaining interest is accounted for under the equity method of accounting.

(3)
Included insurance recoveries of $97.7 million offset by hurricane-related costs of $7.4 million in the second quarter of 2009.  Included $73.5 million from the reversal of prior years’ accruals associated with disputed oil and gas royalties based on a favorable court decision in the first quarter of 2009.

(4)	Second quarter 2009 oil and gas impairments included $51.5 million of additional asset retirement and impairment costs resulting from Hurricane Ike.
(5)	Second quarter 2009 included $11.5 million in the reduction of the carrying values of certain oil and gas properties due to reserve revisions.

Contracting Services

o
Subsea revenues decreased in the second quarter of 2009 compared with the first quarter of 2009 due primarily to timing of revenue recognition criteria on certain international pipelay construction contracts, offset by increased revenues associated with our robotics business. Utilization for our construction vessels (both owned and chartered) and for our robotics assets increased in the second quarter of 2009 compared with the first quarter of 2009.

o
Our well operations business experienced increased revenues in the second quarter of 2009 compared with the first quarter of 2009 due to improved utilization (98% compared with 76%). The Q4000 operated at nearly full utilization in the second quarter of 2009 compared with lower utilization in the first quarter of 2009 due to downtime associated with scheduled maintenance and thruster upgrades.

o
Gross profit margins for Contracting Services decreased in the second quarter of 2009 over the first quarter of 2009 due primarily to termination costs recorded on a cancelled international construction project as a result of delays in the delivery of the Caesar.

o
In April, we closed the sale of Helix RDS Limited for $25 million.  Accordingly, the Helix RDS Limited results were reflected as discontinued operations in our comparative condensed consolidated statements of operations. The Company recognized a pre-tax gain of $8.8 million on the sale.

Shelf Contracting (Cal Dive)

o
Cal Dive’s operating results increased in the second quarter of 2009 compared with the first quarter of 2009 due to normal seasonal factors as well as less vessel downtime related to scheduled regulatory drydock activity and maintenance. Results for the second of quarter 2009 improved over the second quarter of 2008 due to increased new construction, and repair and salvage work in the Gulf of Mexico, and new pipelay activity in China and Mexico. Our revenues associated with Cal Dive decreased from the first quarter of 2009 as a result of the de-consolidation in early June 2009.

Oil and Gas

o
Excluding the reversal of accrued royalties of $73.5 million in the first quarter of 2009, Oil and Gas revenues for the second quarter of 2009 of $90.0 million were slightly higher than the first quarter of 2009 due primarily to higher realized oil prices and slightly higher production levels.  Production in the second quarter of 2009 totaled 12.4 Bcfe compared with 11.9 Bcfe in the first quarter of 2009.  The average prices realized for our gas sales volumes, including the effect of settled natural gas hedge contracts, totaled $7.62 per thousand cubic feet of gas (Mcf) in the second quarter of 2009 compared with $6.26 per Mcf in the first quarter of 2009. For our oil sales volumes, including the effects of settled hedge contracts, we realized $72.29 per barrel in the second quarter of 2009 compared with $57.82 per barrel in the first quarter of 2009.

o
The Company’s oil and gas production rate at June 30, 2009 approximated 140 million cubic feet of natural gas equivalent per day (MMcfe/d), but has recently fallen below that level due to mechanical issues in certain fields. Production should increase as third party pipeline repairs related to the Noonan gas field are completed during the third quarter.

o
In addition, to date we have entered into additional oil and gas hedge contracts for approximately 23.0 Bcf of natural gas and 1.5 million barrels of oil, to cover a portion of our forecasted production for 2010.

Other Expenses

o
Selling, general and administrative expenses were 8.0% of revenue in the second quarter of 2009, 7.2% in the first quarter of 2009, and 8.0% in the second quarter of 2008. The increase in the second quarter of 2009 was primarily due to an allowance for doubtful receivables of $3.4 million recorded by Cal Dive. Excluding the Cal Dive receivable allowance, our rate as a percent of revenue in the second quarter was 7.3%.

o
Net interest expense and other decreased to $7.5 million in the second quarter of 2009 from $22.2 million in the first quarter of 2009 due to lower interest expense as a result of lower levels of debt, $4.4 million of increased net hedging gains related to our foreign currency contracts, and $4.2 million of increased realized foreign exchange gains. Further, net interest expense decreased to $15.6 million in the second quarter of 2009 compared with $22.0 million in the first quarter of 2009.

Financial Condition and Liquidity

o
Consolidated net debt at June 30, 2009 decreased to $1.10 billion from $1.76 billion as of March 31, 2009.  In the second quarter, we repaid all remaining borrowings under our revolving credit facility, which totaled $249.5 million at March 31, 2009, and with the de-consolidation of Cal Dive, $375 million of additional non-recourse debt is no longer reflected in our balance sheet. Our revolver availability at June 30, 2009 was $408 million (including $12 million of outstanding letters of credit).  Together with cash on hand of $262 million and our revolver availability, our total liquidity was approximately $670 million at June 30, 2009. Net debt to book capitalization as of June 30, 2009 was 42%.  (Net debt to book capitalization is a non-GAAP measure.  See reconciliation attached hereto.)

o
We incurred capital expenditures totaling $50.7 million in the second quarter of 2009, compared with $61 million in the first quarter of 2009 and $263.6 million in the second quarter of 2008.  These amounts excluded all Cal Dive capital expenditures in the periods noted.

* * * * *

Further details are provided in the presentation for Helix’s quarterly conference call (see the Investor Relations page of www.HelixESG.com).  The call, scheduled for 9:00 a.m. Central Daylight Time on Thursday, July 30, 2009, will be webcast live. If you wish to dial in to the call the telephone number is 800 475 0212 (Domestic) or 1 312 470 7004 (International).  The pass code is Tripodo.  A replay will be available from the Audio Archives page on our website.

Helix Energy Solutions, headquartered in Houston, Texas, is an international offshore energy company that provides development solutions and other key life of field services to the open energy market as well as to our own oil and gas business unit.  That business unit is a prospect generation, exploration, development and production company.  Employing our own key services and methodologies, we seek to lower finding and development costs, relative to industry norms.

Management evaluates Company performance and financial condition using certain non-GAAP metrics, primarily Adjusted EBITDAX, net debt and net debt to book capitalization.  We calculate Adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization and exploration expense.  Further, we do not include earnings from our interest in Cal Dive in any periods presented in our Adjusted EBITDAX calculation.  Net debt is calculated as the sum of financial debt less cash and equivalents on hand.  Net debt to book capitalization is calculated by dividing net debt by the sum of net debt, convertible preferred stock and shareholders’ equity.  These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company’s operating performance without regard to items which can vary substantially from company to company, and help investors meaningfully compare our results from period to period.  Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions which are excluded.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; future production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of property or wells; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments; geologic risks and other risks described from time to time in our reports filed with the Securities and Exchange Commission ("SEC"), including the company's Annual Report on Form 10-K for the year ending December 31, 2008.  We assume no obligation and do not intend to update these forward-looking statements.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

			Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)			2009	2008	2009	2008
			(unaudited)		(unaudited)

Net revenues:
Contracting services			$ 404,647	$ 335,969	$ 815,441	$ 606,687
Oil and gas			89,992	194,161	250,173	365,212
			494,639	530,130	1,065,614	971,899
Cost of sales:
Contracting services			312,502	245,241	638,200	458,755
Oil and gas			46,381	95,811	130,448	205,483
			358,883	341,052	768,648	664,238

Gross profit			135,756	189,078	296,966	307,661
Gain on oil and gas derivative commodity contracts			4,121	-	78,730	-
Gain on sale of assets, net			1,319	18,803	1,773	79,916
Selling and administrative expenses			39,372	42,246	80,725	88,414
Income from operations			101,824	165,635	296,744	299,163
Equity in earnings of investments			6,264	6,155	13,767	16,971
Gain on subsidiary equity transaction			59,442	-	59,442	-
Net interest expense and other			7,468	20,615	29,663	48,616
Income before income taxes			160,062	151,175	340,290	267,518
Provision of income taxes			56,809	54,773	121,728	97,473
Income from continuing operations			103,253	96,402	218,562	170,045
Income from discontinued operations, net of tax			9,836	1,205	7,282	1,764
Net income, including noncontrolling interests			113,089	97,607	225,844	171,809
Net income applicable to noncontrolling interests			12,620	7,076	18,173	7,313
Net income applicable to Helix			100,469	90,531	207,671	164,496
Preferred stock dividends			250	880	563	1,761
Preferred stock beneficial conversion charges			-	-	53,439	-
Net income applicable to Helix common shareholders			$ 100,219	$ 89,651	$ 153,669	$ 162,735

Weighted Avg. Common Shares Outstanding:
Basic			96,936	90,519	96,077	90,511
Diluted			105,995	95,718	106,000	95,492

Basic earnings per share of common stock:
Net income from continuing operations			$0.92	$0.97	$1.50	$1.75
Net income from discontinued operations			$0.10	$0.01	$0.08	$0.02
Net income per share of common stock			$1.02	$0.98	$1.58	$1.77

Diluted earnings per share of common stock:
Net income from continuing operations			$0.85	$0.92	$1.37	$1.68
Net income from discontinued operations			$0.09	$0.01	$0.07	$0.02
Net income per share of common stock			$0.94	$0.93	$1.44	$1.70

Comparative Condensed Consolidated Balance Sheets

ASSETS			LIABILITIES & SHAREHOLDERS' EQUITY
(in thousands)	Jun. 30, 2009	Dec. 31, 2008	(in thousands)		Jun. 30, 2009	Dec. 31, 2008
	(unaudited)				(unaudited)
Current Assets:			Current Liabilities:
Cash and equivalents	$ 261,930	$ 223,613	Accounts payable		$ 165,342	$ 344,807
Accounts receivable	266,289	545,106	Accrued liabilities		221,738	234,451
Other current assets	120,972	191,304	Income taxes payable		77,914	-
			Current mat of L-T debt (1)		13,730	93,540
Total Current Assets	649,191	960,023	Total Current Liabilities		478,724	672,798

Net Property & Equipment:			Long-term debt (1) (2)		1,348,713	1,933,686
Contracting Services	1,369,367	1,876,795	Deferred income taxes		513,248	615,504
Oil and Gas	1,453,849	1,541,648	Decommissioning liabilities		181,096	194,665
Equity investments	393,405	196,660	Other long-term liabilities		9,336	81,637
Goodwill	77,515	366,218	Convertible preferred stock (1)		25,000	55,000
Other assets, net	79,810	125,722	Shareholders' equity (1)		1,467,020	1,513,776
Total Assets	$ 4,023,137	$ 5,067,066	Total Liabilities & Equity		$ 4,023,137	$ 5,067,066

(1)	Net debt to book capitalization - 42% at June 30, 2009. Calculated as total debt less cash and equivalents ($1,100,513)
divided by sum of total net debt, convertible preferred stock and shareholders' equity ($2,592,533).
(2)	Reflects impact of retrospective adoption of accounting standard which required bifurcation of Helix's convertible senior notes between debt and equity components. Impact on June 30, 2009 and December 31, 2008 was a reduction in debt totaling
$30.9 million and $34.8 million, respectively.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Six Months Ended June 30, 2009

Earnings Release:

Reconciliation From Net Income to Adjusted EBITDAX:

	2Q09	2Q08	1Q09	2009	2008
	(in thousands)

Net income applicable to common shareholders	$ 100,219	$ 89,651	$ 53,450	$ 153,669	$ 162,735
Non-cash impairment	19,261	305	-	19,261	17,028
Gain on asset sales	(69,569)	(18,803)	(454)	(70,023)	(79,916)
Preferred stock dividends	250	880	53,752	54,002	1,761
Income tax provision	50,072	52,079	64,794	114,866	94,928
Net interest expense and other	5,776	18,497	20,593	26,369	43,658
Depreciation and amortization	68,221	78,295	73,977	142,198	156,473
Exploration expense	1,483	1,474	476	1,959	3,362

Adjusted EBITDAX (including Cal Dive)	$ 175,713	$ 222,378	$ 266,588	$ 442,301	$ 400,029

Less: Previously reported contribution from Cal Dive	$ (27,804)	$ (26,174)	$ (21,283)	$ (49,087)	$ (39,119)

Adjusted EBITDAX	$ 147,909	$ 196,204	$ 245,305	$ 393,214	$ 360,910

We calculate adjusted EBITDAX as earnings before net interest expense, taxes, depreciation and amortization, and exploration expense. Further, we do not include earnings from our interest in Cal Dive in any periods presented in our adjusted EBITDAX calculation.
These non-GAAP measures are useful to investors and other internal and external users of our financial statements in evaluating our operating performance because they are widely used by investors in our industry to measure a company's operating performance without regard to items which can vary substantially from company to company and help investors meaningfully compare our results from period to period. Adjusted EBITDAX should not be considered in isolation or as a substitute for, but instead is supplemental to, income from operations, net income or other income data prepared in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP. Users of this financial information should consider the types of events and transactions which are excluded.

Helix Energy Solutions Group, Inc.
Reconciliation of Non GAAP Measures
Three and Six Months Ended June 30, 2009

Earnings Release:

Reconciliation of unusual items:

	2Q09	2Q08
	(in thousands)	(in thousands)

Other charges:
Gain on asset sales	$ 68,250	18,595
Insurance gains	42,969	-
Oil and gas property impairments	(11,524)	-
Tax provision associated with above	(32,265)	(9,337)
Other income, net	67,430	9,258

Diluted shares	105,995	95,718
Per share	$ 0.63	$ 0.10